Exhibit 99.1
Contact:
Linda Mills
Starbucks Coffee Company
+1-206-318-7100
press@starbucks.com

Starbucks Appoints Mary Dillon to Board of Directors
Ulta Beauty CEO adds retail brand perspective, customer digital innovation, and more than
30 years of leadership experience to Board of Directors

SEATTLE, Jan. 7, 2016 - Starbucks Corporation (NASDAQ: SBUX) today announced that Mary Dillon, CEO of Ulta Beauty (NASDAQ: ULTA) was elected to the Starbucks Board of Directors on Jan. 4 and she will serve on the Board’s Compensation and Management Development Committee. Dillon brings three decades of experience leading consumer-driven brands to build brand engagement and drive profitable growth.

“Mary shares our desire to deliver shareholder value while embracing the values and guiding principles that serve our people, our customers, and the neighborhoods where we do business, and we are honored to have her join the Starbucks Board of Directors,” said Howard Schultz, chairman and ceo. “Mary’s proven track record for leveraging consumer insights and customer-focused strategies together with her leadership and passion for excellence make her the ideal addition to contribute to our next phase of growth as a company.”

Since Dillon took the helm of Ulta Beauty in June 2013, the company has achieved record sales and earnings. Dillon led Ulta Beauty to 21 percent top-line growth and comparable sales growth of nearly 10 percent for fiscal year 2014.  Ulta Beauty currently operates 875 stores in 48 states and a thriving e-commerce business making it the nation’s largest specialty beauty retailer. Dillon is responsible for an employee base of more than 22,000 full- and part-time employees, 92 percent of whom are women.  In the last two years, Dillon has added 5,380 new jobs, an increase of 30 percent.

“I am delighted to join the Starbucks Board of Directors,” said Dillon. “Starbucks and Ulta Beauty share many attributes: incredibly passionate customers, compelling loyalty programs, exciting growth strategies that put the customer at the center of all we do, and tremendous care for our people. I look forward to working with Howard Schultz, the Starbucks Board and leadership team to contribute to the future success of this great company.”

Prior to joining Ulta Beauty, Dillon served as president and CEO of U.S. Cellular.  During her tenure, U.S. Cellular expanded its product and service offerings and strengthened new channels of distribution, while maintaining industry-leading customer satisfaction levels. Dillon previously served as global chief marketing officer and executive vice president for McDonald’s Corporation, where she led the company’s worldwide marketing efforts and global brand strategy, including a focus on children’s well-being initiatives. Prior to that, she served as president of PepsiCo’s Quaker Foods division.

Dillon serves on the Ulta Beauty Board of Directors and previously served on the Board of Directors for Target Corporation and U.S. Cellular.

Dillon is an active member of the Chicago community and believes strongly in giving back as a mentor to other female business leaders.  She currently serves on the Boards of several non-profits, including the Ounce of Prevention Fund, World Business Chicago, the Civic Committee of the Commercial Club of Chicago, and Loyola Academy.

Named to Fortune’s Business Person of the Year list (#6) in 2015, Dillon is a proud first-generation college graduate born in Chicago. Dillon received her Bachelor of Science degree in marketing and Asian studies from the

University of Illinois at Chicago. Dillon has four children, and along with her husband Terry, resides in the Chicago area.

Starbucks also announced the upcoming retirement of Board member Olden Lee, retired executive of PepsiCo, immediately prior to Starbucks 2016 Annual Meeting in March. Lee has served on the Starbucks Board of Directors since 2003.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at http://news.starbucks.com.

###